Exhibit 99.1

News Release

www.nortel.com

FOR IMMEDIATE RELEASE	November 19, 2004

For more information:

Media	Investors
Tina Warren	(888) 901-7286
(905) 863-4702	(905) 863-6049
tinawarr@nortelnetworks.com	investor@nortelnetworks.com

Nortel Networks Announces New Waiver from Export Development Canada

TORONTO — Nortel* Networks Corporation [NYSE/TSX: NT] today announced that its principal operating subsidiary, Nortel Networks Limited (“NNL”), has obtained a new waiver from Export Development Canada (“EDC”) under the EDC performance-related support facility (the “EDC Support Facility”) of certain defaults related to the delay by the Company and NNL in filing their respective 2003 Annual Reports on Form 10-K, Q1 2004 Quarterly Reports on Form 10-Q and Q2 2004 Quarterly Reports on Form 10-Q (collectively, the “Delayed Reports”) and the expected delay in filing their respective Q3 2004 Quarterly Reports on Form 10-Q (the “Third Quarter Reports”) beyond November 24, 2004, in each case with the U.S. Securities and Exchange Commission (the “SEC”), the trustees under the Company’s and NNL’s public debt indentures and EDC. The waiver also applies to certain additional breaches under the EDC Support Facility relating to the delayed filings and the planned restatements and revisions to the Company’s and NNL’s prior financial results (the “Related Breaches”).

The new waiver from EDC will remain in effect until the earlier of certain events including:

•	the date on which the Delayed Reports and the Third Quarter Reports have been filed with the SEC; or

•	December 10, 2004.

NNL’s prior waiver from EDC, previously announced on October 29, 2004, was set to expire on November 19, 2004.

As previously announced, the Company and NNL are targeting a filing date for the Delayed Reports within 30 to 60 days of November 11, 2004. The Company expects that it and NNL will file the Third Quarter Reports as soon as practicable thereafter. There can be no assurance that the Company will be able to file the Delayed Reports and Third Quarter Reports by December 10, 2004. If the Company and NNL fail to file the Delayed Reports and the Third Quarter Reports by December 10, 2004, EDC will have the right, on such date, unless EDC has granted a further waiver in relation to the delayed filings and the Related Breaches, to terminate the EDC Support Facility, exercise certain rights against collateral or require NNL to cash collaterize all existing support. If the Company and NNL fail to file the Delayed Reports and the Third Quarter Reports by December 10, 2004, there can be no assurance that NNL would receive any further waivers or any extensions of the waiver beyond its scheduled expiry date.

In addition, the Related Breaches will continue beyond the filing of the Delayed Reports and the Third Quarter Reports. Accordingly, EDC will have the right (absent a further waiver of the Related Breaches) beginning on the earlier of the date upon which the Delayed Reports and Third Quarter Reports are filed and December 10, 2004 to terminate or suspend the EDC Support Facility notwithstanding the filing of the Delayed Reports and the Third Quarter Reports. While NNL expects to seek a permanent waiver from EDC in connection with the Related Breaches, there can be no assurance that NNL will receive a permanent waiver, or any waiver or as to the terms of any such waiver.

The EDC Support Facility provides up to US$750 million in support, all presently on an uncommitted basis. The US$300 million revolving small bond sub-facility of the EDC Support Facility will not become committed support until the Delayed Reports and the Third Quarter Reports are filed with the SEC and NNL obtains a permanent waiver of the Related Breaches. As of November 18, 2004, there was approximately US$286 million of outstanding support utilized under the EDC Support Facility, approximately US$202 million of which was outstanding under the small bond sub-facility.

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About Nortel

Nortel is a recognized leader in delivering communications capabilities that enhance the human experience, ignite and power global commerce, and secure and protect the world’s most critical information. Serving both service provider and enterprise customers, Nortel delivers innovative technology solutions encompassing end-to-end broadband, Voice over IP, multimedia services and applications, and wireless broadband designed to help people solve the world’s greatest challenges. Nortel does business in more than 150 countries. For more information, visit Nortel on the Web at www.nortel.com. For the latest Nortel news, visit www.nortel.com/news.

Certain information included in this press release is forward-looking and is subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the outcome of Nortel’s independent review and planned restatement or revisions of its previously announced or filed financial results; the resolution of the accounting issues announced on November 11, 2004, including the outcome of discussions with the United States Securities and Exchange Commission (SEC); the impact of the management changes announced on April 28, 2004 and August 19, 2004; the impact of the inability to meet Nortel’s filing obligations on support facilities and public debt obligations; any potential delisting or suspension of the Company’s or NNL’s securities; the adverse resolution of litigation, investigations, intellectual property disputes and similar matters; the sufficiency of Nortel’s restructuring activities, including the work plan announced on August 19, 2004 as updated on September 30, 2004, including the potential for higher actual costs to be incurred in connection with restructuring actions compared to the estimated costs of such actions; cautious or reduced spending by Nortel’s customers; fluctuations in Nortel’s operating results and general industry, economic and market conditions and growth rates; the communication by Nortel’s auditors of the existence of material weaknesses in internal controls; Nortel’s ability to recruit and retain qualified employees; fluctuations in Nortel’s cash flow, level of outstanding debt and current debt ratings; the use of cash collateral to support Nortel’s normal course business activities; the dependence on Nortel’s subsidiaries for funding; the impact of Nortel’s defined benefit plans and deferred tax assets on results of operations and Nortel’s cash flows; Nortel’s dependence on new product development and its ability to predict market demand for particular products; Nortel’s ability to integrate the operations and technologies of acquired businesses in an effective manner; the impact of rapid technological and market change; the impact of price and product competition; barriers to international growth and global economic conditions, particularly in emerging markets and including interest rate and currency exchange rate fluctuations; the impact of rationalization in the telecommunications industry; changes in regulation of the Internet; the impact of the credit risks of Nortel’s customers and the impact of customer financing and commitments; stock market volatility generally and as a result of acceleration of the settlement date or early settlement of Nortel’s purchase contracts; the impact of Nortel’s supply and outsourcing contracts that contain delivery and installation provisions, which, if not met, could result in the payment of substantial penalties or liquidated damages; and the future success of Nortel’s strategic alliances. For additional information with respect to certain of these and other factors, see the most recent Form 10-Q/A and Form 10-K/A filed by Nortel with the SEC. Unless otherwise required by applicable securities laws, Nortel disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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*Nortel, the Nortel logo and the Globemark are trademarks of Nortel.